Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
April 4, 2008	Ginny Dunn
5:30 p.m. ET	Associate Director, Corporate
Communications & Investor Relations
EntreMed, Inc.
240.864.2643
ENTREMED RECEIVES NASDAQ DEFICIENCY NOTICE
     ROCKVILLE, MD, April 4, 2008 — EntreMed, Inc. (Nasdaq: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer and inflammatory diseases, today announced that on April 4, 2008, it received a Deficiency Notice from the Listing Qualifications Department of the NASDAQ Stock Market, LLC. The notice, in accordance with NASDAQ Marketplace Rule 4450(a)(5) “Minimum Bid Price Requirement,” stated that the Company’s common stock failed to close above the minimum closing bid price of $1.00 per share for 30 consecutive business days. This notification has no immediate effect on the NASDAQ listing or trading of the Company’s common stock.
     In accordance with Marketplace Rule 4450(e)(2), EntreMed will have 180 calendar days, or until October 1, 2008, to regain compliance with the minimum $1.00 share bid price requirement. To regain compliance with the minimum bid price requirement, EntreMed’s common stock must meet or exceed the $1.00 share price for 10 consecutive business days.
     EntreMed intends to actively monitor the bid price for its common stock between now and October 1, 2008, and will consider available options, including a reverse stock split. In order to make available the option of a reverse stock split, EntreMed intends to submit a reverse stock split proposal to its stockholders at the Company’s Annual Meeting of Stockholders on June 5, 2008. If a reverse stock split is approved by our stockholders and implemented, it would not only allow the Company to maintain its listing on the NASDAQ Global Market, but facilitate investment in the Company by a broader group of institutional investors. As a result, there may be less volatility in the Company’s stock price, which would enable the Company to raise funds at a lower cost to finance its ongoing research, product development, and clinical trials, and to meet other business objectives unrelated to NASDAQ listing rules.
     EntreMed, Inc., President and CEO, James S. Burns, commented on the notification, “Micro-cap biotech companies, including ours, have experienced substantial downward pressure on stock prices. Our stock price has fallen in line with other oncology companies at our stage of development, a situation that I strongly believe is due to market weakness rather than any fundamentals within EntreMed specifically. We are committed to bringing the Company back into compliance, investing behind our most promising programs, managing our cash conservatively, and meeting our milestones.”
     Mr. Burns continued, “The deficiency notification does not immediately affect our NASDAQ listing, nor does it impact our 2008 plan to invest behind our most promising programs. Our pipeline has a sharper focus and we are devoting increased time and resources to partnering one or several of our programs. Our goal is to continue improving the quality of our pipeline, de-risk the Company, and build shareholder value.”
About EntreMed
     EntreMed, Inc. is a clinical-stage pharmaceutical company developing therapeutic candidates primarily for the treatment of cancer and inflammation. MKC-1 is currently in multiple Phase 2 clinical trials for cancer. MKC-1 is an oral cell-cycle regulator with activity against the mTOR pathway. ENMD-1198, a novel antimitotic agent, is in a Phase 1 study in advanced cancer patients and ENMD-2076, a selective kinase inhibitor, is expected to begin a Phase 1 study in 2Q08. The Company also has an approved IND application for Panzem® in rheumatoid arthritis. EntreMed’s goal is to develop and commercialize new compounds based on the Company’s expertise in angiogenesis, cell-cycle regulation and inflammation — processes vital to the treatment of cancer and other diseases, such as rheumatoid arthritis. Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission.
Forward Looking Statements
     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance (including the timing of royalty revenues and future R&D expenditures), strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under “Risk Factors,” including risks relating to the need for additional capital and the uncertainty of additional funding; variations in actual sales of Thalomid®, risks associated with the Company’s product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results, uncertainties relating to preclinical and clinical trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).
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